Exhibit 10.34

CERIDIAN CANADA LTD.

EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES

Ceridian Canada Ltd.

675 Cochrane Drive, 2nd floor

Markham, Ontario, L3R 0B8

(“Ceridian”)

and

James Burns

(“Executive”)

Date: July 2007

RECITALS

A.	The Executive has been employed by Ceridian Canada Ltd., a wholly owned subsidiary of Ceridian Corporation since 2003, including in the position of President.

B.	Ceridian wishes to obtain the services of Executive for the duration of this Agreement, and Executive wishes to provide services for such period.

C.	Ceridian desires reasonable protection of Ceridian’s Confidential Information (as defined below).

D.	Ceridian desires assurance that Executive will not compete with Ceridian, engage in recruitment of Ceridian’s employees or make disparaging statements about Ceridian after termination of employment, and Executive is willing to refrain from such competition, recruitment and disparagement.

E.	Executive desires to be assured of a minimum Base Salary (as defined below) from Ceridian for Executive’s services for the term of this Agreement.

F.	It is expressly recognized by the parties that Executive’s acceptance of, and continuance in, Executive’s position with Ceridian and agreement to be bound by the terms of this Agreement represents a substantial commitment to Ceridian in terms of Executive’s personal and professional career and a foregoing of present and future career options by Executive, for all of which Ceridian receives substantial value.

G.	The parties recognize that a Change of Control (as defined below) may result in material alteration or diminishment of Executive’s position and responsibilities and substantially frustrate the purpose of Executive’s commitment to Ceridian and forbearance of career options.

H.	The parties recognize that in light of the above-described commitment and forbearance of career options, it is essential that, for the benefit of Ceridian and its stockholders, provision be made for the possibility of a Change of Control Termination (as defined below) in order to enable Executive to accept and effectively continue in Executive’s position in the face of inherently disruptive circumstances arising from the possibility of a Change of Control of Ceridian Corporation (as defined below).

NOW, THEREFORE, in consideration of Executive’s acceptance of and continuance in Executive’s employment for the term of this Agreement and the parties’ agreement to be bound by the terms contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01	“Affiliate” means any entity with whom Ceridian would be considered a single employer under Section 414(b) or 414(c) of the Code.

1.02	“Base Salary” shall mean regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

1.03	“Board” shall mean the Board of Directors of Parent Corporation.

1.04	“Cause” means cause as defined under Section 4.2 of Article IV.

1.05	“Ceridian” shall mean Ceridian Corporation, a Delaware corporation f/k/a New Ceridian Corporation, and, except for purposes of Section 7.01(b) and (f), any Subsidiary (as that term is defined in Section 1.11).

1.06	“Code” means the Internal Revenue Code of 1986, as amended.

1.07	“Confidential Information” shall mean information or material of Ceridian which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:

(a)	information or material relating to Ceridian and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

(b)	information or material relating to Ceridian’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of Ceridian’s services, products or software;

(c)	information on or material relating to Ceridian which when received is marked as “proprietary,” “private,” or “confidential;”

(d)	trade secrets of Ceridian;

(e)	software of Ceridian in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of Ceridian; and

(f)	any similar information of the type described above which Ceridian obtained from another party and which Ceridian treats as or designates as being proprietary, private or confidential, whether or not owned or developed by Ceridian.

Notwithstanding the foregoing, “Confidential Information” does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Executive outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

1.08	“Disability” means totally and permanently disabled as defined in Ceridian’s group long-term disability plan applicable to senior executives, as may be amended from time to time.

1.09	“Good Reason” means any one or more of the following events which shall occur without Executive’s express written consent:

(a)	A change in Executive’s reporting responsibilities, titles or office, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, which has the effect of materially diminishing Executive’s responsibility or authority, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by Ceridian promptly after receipt of written notice thereof given by Executive and excluding any diminution attributable to a sale, spin off, reverse spin off or similar disposition of any Subsidiary of Ceridian.

(b)	A reduction by Ceridian in Executive’s Base Salary or bonus opportunity or as the same may be increased from time to time thereafter or any failure by Ceridian to pay any portion of Executive’s compensation when due, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Ceridian promptly after receipt of written notice thereof given by Executive;

(c)	Ceridian requiring Executive to be based anywhere other than within 50 miles of Executive’s job location as of the Commencement Date;

(d)	Without replacement by plans, programs, or arrangements which, taken as a whole, provide benefits to Executive at least reasonably comparable to those discontinued or adversely affected, (A) the failure by Ceridian to continue in effect, any bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Executive is participating; or (B) the taking of any action by Ceridian that would materially and adversely affect Executive’s participation or materially reduce Executive’s benefits under any of such plans, programs or arrangements;

(e)	The failure by Ceridian to provide office space, furniture, and secretarial support at least comparable to that provided Executive immediately prior to such failure or the taking of any similar action by Ceridian that would materially adversely affect the working conditions in or under which Executive performs her employment duties; or

(f)	Any material breach of this Agreement by Ceridian, or the failure by a successor to Ceridian to assume the provisions of this Agreement, including without limitation, Articles III, IV and VII.

Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event constituting Good Reason hereunder.

1.10	“Parent Corporation” shall mean Ceridian Corporation and, except for purposes of Section 8.02, any successor in interest by way of consolidation, operation of law, merger or otherwise. “Parent Corporation” shall not include any Subsidiary.

1.11	“Subsidiary” shall mean: (a) any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by Parent Corporation and/or one or more Subsidiaries; and (b) any division or business unit (or portion thereof) of Parent Corporation or a corporation described in clause (a) of this Section 1.11.

ARTICLE II

EMPLOYMENT, DUTIES AND TERM

2.01	Employment. Upon the terms and conditions set forth in this Agreement, Ceridian hereby employs Executive, and Executive accepts such employment.

2.02	Duties. Executive shall devote his full-time and best efforts to Ceridian and to fulfilling the duties of his position which shall include such duties as may from time to time be assigned him by Ceridian, provided that such duties are reasonably consistent with Executive’s education, experience and background. Executive shall comply with Ceridian’s policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail.

2.03	Term. Subject to the provisions of Articles IV and VIII, this Agreement and Executive’s employment shall continue until January 29, 2010 (the “Initial Term”). On each anniversary of the Agreement, and subject to the provisions of Articles IV and VIII, this Agreement and Executive’s employment shall be automatically extended for an additional one-year period. For purposes hereof, the Initial Term, together with any subsequent extensions thereof, are hereinafter referred to as the “Term.” Upon the occurrence of a Change of Control during the Term, all applicable Change of Control protections set forth herein (including, without limitation, those set forth in Article VII hereof) shall continue to apply for the 24-month period commencing on the date of the Change of Control.

ARTICLE III

COMPENSATION AND EXPENSES

3.01	Base Salary. For all services rendered under this Agreement during the Term, Ceridian shall pay Executive a minimum Base Salary, at no less than the annual rate currently being paid or, if Executive is not currently in Ceridian’s employ, at the annual rate specified in the written offer of employment. If Executive’s salary is increased from time to time during the term of this Agreement, the increased amount shall be the Base Salary for the remainder of the term.

3.02	Bonus and Incentive. Bonus or incentive compensation shall be at the sole discretion of Ceridian. Except as otherwise provided in Article VII, Ceridian shall have the right, in accordance with their terms, to alter, amend or eliminate any bonus or incentive plans, or Executive’s participation therein, without compensation to Executive.

3.03	Benefit Plans. Executive shall be entitled to participate in the employee health and welfare, retirement and other employee benefits programs offered generally from time to time by Ceridian to its executive employees, to the extent that Executive’s position, tenure, salary, and other qualifications make Executive eligible to participate.

3.04	Business Expenses. Ceridian shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing his or her duties as an employee of Ceridian, provided that Executive accounts promptly for such expenses to Ceridian in the manner prescribed from time to time by Ceridian.

ARTICLE IV

EARLY TERMINATION

4.01	Early Termination. This Article shall not apply to a Change of Control Termination which is governed solely by the provisions of Article VII, and does not alter the respective continuing obligations of the parties pursuant to Articles V and VI.

4.02	Termination for Cause. Ceridian may terminate this Agreement and Executive’s employment immediately for cause. For the purpose hereof “cause” means:

(a)	fraud;

(b)	misrepresentation;

(c)	theft or embezzlement of Ceridian assets;

(d)	intentional violations of law involving moral turpitude;

(e)	failure to follow Ceridian’s conduct and ethics policies; and/or

(f)	the continued failure by Executive to attempt in good faith to perform his or her duties as reasonably assigned to Executive pursuant to Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such performance which specifically identifies the manner in which it is alleged Executive has not attempted in good faith to perform such duties.

A Termination of Executive’s Employment by Ceridian shall not constitute a termination for Cause unless (i) there has been delivered to Executive by the Board, at least 10 days prior to such termination, a written notice which specifically identifies conduct described in clauses (a) through (f) in which the Board believes Executive has engaged and (ii) the Board has duly adopted a resolution, by the affirmative vote of not less than two-thirds ( 2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct described in clauses (a), (b), (c), (d), (e) or (f), and specifying the particulars thereof in detail. In the event of termination for Cause pursuant to this Section 4.02, Executive shall be paid at the usual rate of Executive’s annual Base Salary through the date of termination specified in any written notice of termination.

4.03	Termination Without Cause; Termination for Good Reason. Ceridian may terminate this Agreement and Executive’s employment without Cause on at least 30 days’ written notice. Executive may terminate this Agreement and Executive’s employment with or without Good Reason on at least 30 days’ written notice. In the event of Termination of Executive’s Employment pursuant to this Section 4.03, compensation shall be paid as follows:

(a)	If the notice of termination is given by Ceridian without Cause or by Executive for Good Reason, Executive shall be paid at the usual rate of her annual Base Salary through the 30 day notice period (provided, however, that Ceridian shall have the option of making termination of the Agreement and Termination of Executive’s Employment effective immediately upon notice in which case Executive shall be paid a lump sum representing the value of 30 days worth of salary), and Executive shall become entitled to the following severance benefits:

(1)	a lump sum cash payment equal to two times the sum of Executive’s then-current annual Base Salary.

(2)	a prorated portion of Executive’s bonus compensation, if any, to which Executive would have otherwise become entitled for the fiscal year in which the Termination of Employment occurs had Executive remained continuously employed for the full fiscal year, calculated by multiplying such bonus compensation by a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator of which is 365 (without giving effect to any reduction in bonus opportunity constituting Good Reason);

(3)	reasonable executive-level outplacement services, not to exceed $20,000, for a period of up to 24 months (or if earlier, until the first acceptance by Executive of an offer of employment), to be provided through Executive’s preferred provider of such services; and

(4)	the Executive will also be provided a choice of either continuation of certain employment related benefits for a period of twenty-four months or continuation of certain employment related benefits for a period of eight weeks with an additional lump sum cash payment equal to 10% of his then current annual Base Salary. Those benefits to be continued include health insurance, dental insurance and life insurance. However, subject to applicable legislation, both short and long term disability coverage will be discontinued immediately upon termination of the Executive’s employment, To the extent provided, continued coverage pursuant to the aforementioned benefit plans will be conditional upon the Executive satisfying the terms and conditions required by the individual insurance policies.

(b)	If the notice of termination is given by Executive without Good Reason, Executive shall be paid at the usual rate of her annual Base Salary through the 30 day notice period.

4.04	Termination In The Event of Death or Disability. This Agreement shall terminate in the event of death or Disability of Executive.

(a)	In the event of Executive’s death, Ceridian shall pay a lump sum cash payment equal to one year of Executive’s then-current Base Salary as soon as practicable following Ceridian’s receipt of notice of Executive’s death. Such amount shall be paid (i) to the beneficiary or beneficiaries designated in writing to Ceridian by Executive, (ii) in the absence of such designation to the surviving spouse, or (iii) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, estate trustee or like personal representative of Executive’s estate.

(b)	In the event of Executive’s Disability, Base Salary shall be terminated as of the end of the month in which the last day of the six-month period of Executive’s inability to perform his duties, despite Ceridian’s efforts to reasonably accommodate, occurs.

(c)	In the event of termination by reason of Executive’s death or Disability, in addition to the death or Disability benefits provided in Section 4.04(a) and Section 4.04(b), Ceridian shall pay to Executive a prorated bonus equal to (i) the amount Executive would have received in annual incentive plan bonus for the year in which termination occurs had “target” goals been achieved, multiplied by (ii) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator or which is 365. The amount payable pursuant to this Section 4.04(c) shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year.

4.05	Retirement. Executive may terminate this Agreement and Executive’s employment as a result of Executive decision to retire from Ceridian. Executive shall provide Ceridian with at least 30 days’ written notice of the date upon which Executive intends to retire. The Executive agrees that the compensation provided for in this Article IV include all amounts owing for termination and/or severance pay under contract, statute, common law or otherwise. Executive shall be paid at the usual rate of his annual Base Salary and annual perquisite cash adder through the date of retirement stipulated in the written notice.

4.06	Entire Termination Payment. The compensation provided for in this Article IV for early termination of this Agreement and termination pursuant to this Article IV shall constitute Executive’s sole remedy for such termination. Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and Ceridian.

4.07	Termination On Account of Change in Status of Affiliate. In the event that, prior to a Change of Control or a termination for Cause under Section 4.02, Executive incurs a termination of employment as defined under Section 4.01 solely on account of being primarily employed by an entity that ceases to be an Affiliate, then:

(a)	if at the time of such termination of employment, Executive has entered into or has been offered an agreement with the Affiliate or an entity that has or will have an interest in such Affiliate and such agreement provides or would provide rights that are identical to the Executive’s rights under Article IV of this Agreement, then such termination will be treated as a termination for Cause pursuant to Section 4.02; and

(b)	in all other cases, such termination of employment will be treated as a termination without Cause under Section 4.03.

ARTICLE V

CONFIDENTIALITY, DISCLOSURE AND ASSIGNMENT

5.01	Confidentiality. Executive acknowledges that Ceridian has taken reasonable measures to preserve the secrecy of its Confidential Information. Executive will not, during the term or after the termination or expiration of this Agreement or his/her employment, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by Ceridian. If Executive leaves the employ of Ceridian, Executive will not, without Ceridian’s prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information.

5.02	Business Conduct and Ethics. During the term of employment with Ceridian, Executive will engage in no activity or employment which may conflict with the interest of Ceridian, and will comply with Ceridian’s policies and guidelines pertaining to business conduct and ethics.

5.03	Disclosure. Executive will disclose promptly in writing to Ceridian all inventions, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on Ceridian time or on Executive’s own time, providing the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by Ceridian in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to Ceridian.

5.04

Instruments of Assignment. Executive will sign and execute all instruments of assignment and other papers to evidence transfer of Executive’s entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in Ceridian, at the request and the expense of Ceridian, and Executive will do all acts and sign all instruments of assignment and other papers Ceridian may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof. If Executive is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Executive, Executive agrees to do so, and if Executive leaves the employ of Ceridian, Ceridian shall pay Executive at a rate mutually agreeable to Executive and Ceridian, plus reasonable traveling or other expenses.

5.05	Inventions Developed on Executive’s Own Time. The two immediately preceding sections entitled “Disclosure” and “Instruments of Assignment” do not apply to inventions in which a Ceridian claim of any rights will create a violation of Chapter 181 Minnesota Statutes, Section 181.78, reproduced below and constituting the written notification of its Subdivision 3.

181.78 Agreements; terms relating to inventions

Subdivision 1.

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Subdivision 2.

No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

Subdivision 3.

IF AN EMPLOYMENT AGREEMENT ENTERED INTO AFTER AUGUST 1, 1977, CONTAINS A PROVISION REQUIRING THE EMPLOYEE TO ASSIGN OR OFFER TO ASSIGN ANY OF THE EMPLOYEE’S RIGHTS IN ANY INVENTION TO AN EMPLOYER, THE EMPLOYER MUST ALSO, AT THE TIME THE AGREEMENT IS MADE, PROVIDE A WRITTEN NOTIFICATION TO THE EMPLOYEE THAT THE AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE EMPLOYER WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EMPLOYEE’S OWN TIME, AND (1) WHICH DOES NOT RELATE (a) DIRECTLY TO THE BUSINESS OF THE EMPLOYER OR (b) TO THE EMPLOYER’S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (2) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

5.06	Executive’s Declaration. Executive has no inventions, data bases, improvements, discoveries, software, writings or other works of authorship useful to Ceridian in the normal course of business, which were conceived, made or written prior to the date of this Agreement and which are excluded from this Agreement.

5.07	Survival. The obligations of this Article V shall survive the expiration or termination of this Agreement and Executive’s employment.

ARTICLE VI

NON-COMPETITION, NON-RECRUITMENT, AND NON-DISPARAGEMENT

6.01	General. The parties hereto recognize and agree that (a) Executive is a senior executive of Ceridian and is a key executive of Ceridian, (b) Executive has received, and will in the future receive, substantial amounts of Confidential Information, (c) Ceridian’s business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non-disparagement obligations by Executive is critical to Ceridian’s continued economic well-being and protection of Ceridian’s Confidential Information. In light of these considerations, this Article VI sets forth the terms and conditions of Executive’s obligations of non-competition, non-recruitment and non-disparagement subsequent to the termination of this Agreement and/or Executive’s employment for any reason other than a Change of Control Termination. Section 6.02 and 6.03 of this Agreement shall be of no further force or effect upon a Change of Control Termination.

6.02	Non-Competition.

(a)

During the term of this Agreement, Executive will devote full time and energy to furthering Ceridian’s business and will not pursue any other business activity without Ceridian’s written consent. Unless the obligation is waived or limited by Ceridian in accordance with subsection (b) of this Section 6.02, Executive agrees that during his or her employment with Ceridian and for a period of two years following termination of employment for any reason other than a Change of Control Termination (“Non-Compete Period”), Executive will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of Ceridian’s business as conducted as of the date of such termination of employment or with any part of Ceridian’s contemplated business with respect to which Executive has Confidential Information. For purposes of this subsection (a), “shareholder” shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. Also for purposes of this subsection (a), “Ceridian’s business” shall include business conducted by Ceridian or its affiliates and any partnership or joint venture in which Ceridian or its affiliates is a partner or joint venturer; provided that, “affiliate” as used in this sentence shall not include any corporation in which Ceridian has ownership of less than fifteen percent (15%) of the voting stock.

(b)	At its sole option Ceridian may, by written notice to Executive at any time within the Non-Compete Period, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity.

(c)	During the Non-Compete Period, prior to accepting employment with or agreeing to provide consulting services to, any firm or entity which offers competitive products or services, Executive shall give 30 days prior written notice to Ceridian. Such written notice shall describe the firm and the employment or consulting services to be rendered to the firm or entity, and shall include a copy of the written offer of employment or engagement of consulting services. Ceridian’s failure to respond or object to such notice shall not in any way constitute acquiescence or waiver of Ceridian’s rights under this Article VI.

6.03	Non-Recruitment. During the term of employment and for a period of two years following termination of employment for any reason other than a Change of Control Termination, Executive will not directly or indirectly hire any of Ceridian’s employees, or solicit any of Ceridian’s employees for the purpose of hiring them or inducing them to leave their employment with Ceridian, nor will Executive own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity which engages in the conduct proscribed in this Section 6.03. This provision shall not preclude Executive from responding to a request (other than by Executive’s employer) for a reference with respect to an individual’s employment qualifications.

6.04	Non-Disparagement. Executive will not, during the term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Ceridian, its officers, directors, agents, employees, products or services which Executive knows, or has reason to believe, are false or misleading.

6.05

Survival and Enforceability. The obligations of this Article VI shall survive the expiration or termination of this Agreement and Executive’s employment. Should any provision of this Article VI be held invalid or illegal, such illegality shall not invalidate the whole of this Article VI or the Agreement, but, rather, Article VI shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly. In furtherance of and not in limitation of the foregoing, Executive expressly agrees that should the duration of or geographical extent of, or business activities covered by, any provision of this Article VI be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Article VI shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law. This Article VI does not replace and is in addition to any other agreements Executive may have with Ceridian on the matters addressed herein. In the event that any covenant, provision or restriction contained in this Article VI is found to be void or unenforceable (in whole or in part) by a court of competent jurisdiction because of the duration, the scope or geographic area, such court shall have the power to reduce the duration, scope or area of such covenant, provision or restriction to what the court considers reasonable and, in its reduced terms, such covenant, provision or restrictions shall then be enforceable as if originally part of this Agreement.

6.06	Vital Consideration. Executive agrees that the covenants and restrictions contained in the preceding sections 6.01, 6.02, 6.03, 6.04 and 6.05 are reasonable and valid in terms of time, scope of activities and geographic limitations and understands and agrees that they are vital consideration for the purposes of Ceridian entering into this Agreement.

ARTICLE VII

CHANGE OF CONTROL

7.01	Definitions. For purposes of this Article VII, the following definitions shall be applied:

(a)	“Benefit Plan” means any formal or informal plan, program or other arrangement heretofore or hereafter adopted by Ceridian for the direct or indirect provision of compensation to Executive (including groups or classes of participants or beneficiaries of which Executive is a member), whether or not such compensation is deferred, is in the form of cash or other property or rights, or is in the form of a benefit to or for Executive.

(b)	“Change of Control” shall mean the first of the following events to occur:

(1)	there is consummated a merger or consolidation to which Parent Corporation or any direct or indirect subsidiary of Parent Corporation is a party if the merger or consolidation would result in the voting securities of Parent Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) less than 60% of the combined voting power of the securities of Parent Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(2)

the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in the aggregate of securities of Parent Corporation representing twenty percent (20%) or more of the total combined voting power of Parent Corporation’s then issued and outstanding securities is acquired by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, the following acquisitions shall not constitute a Change of Control: (A) any acquisition by Parent Corporation or any of its subsidiaries, (B) any acquisition directly from Parent Corporation or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust or fiduciary) sponsored or maintained by Parent Corporation or any corporation controlled by Parent Corporation, (D) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (E) any acquisition by a corporation owned, directly or indirectly, by the stockholders of Parent Corporation in substantially the same proportions as their ownership of stock of Parent Corporation, (F) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report on Schedule 13D, beneficial ownership of all of the voting securities of Parent Corporation beneficially owned by it on such date, and (G) any acquisition in connection with a merger or consolidation which, pursuant to paragraph (1) above, does not constitute a Change of Control; or

(3)	there is consummated a transaction contemplated by an agreement for the sale or disposition by Parent Corporation of all or substantially all of Parent Corporation’s assets, other than a sale or disposition by Parent Corporation of all or substantially all of Parent Corporation’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of Parent Corporation in substantially the same proportions as their ownership of Parent Corporation immediately prior to such sale; or

(4)	the stockholders of Parent Corporation approve any plan or proposal for the liquidation of Parent Corporation; or

(5)	a change in the composition of the Board such that the “Continuity Directors” cease for any reason to constitute at least a majority of the Board. For purposes of this clause, “Continuity Directors” means (A) those members of the Board who were directors on the date hereof and (B) those members of the Board (other than a director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Parent Corporation) who were elected or appointed by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing directors who either were directors on the date hereof or were previously so elected or appointed; or

(6)	such other event or transaction as the Board shall determine constitutes a Change of Control.

Notwithstanding any provision in this Section 7.01(b) to the contrary, a Change of Control shall not include a sale, spin off, reverse spin off or similar disposition of any Subsidiary of Parent Corporation, unless or until the Board shall determine that such disposition constitutes a Change of Control.

(c)	“Change of Control Compensation” means any payment or benefit (including any transfer of property) in the nature of compensation, to or for the benefit of Executive under this Agreement or any Other Agreement or Benefit Plan, which is considered to be contingent on a change in the ownership or effective control of Parent Corporation for purposes of Section 280G of the Code.

(d)	“Change of Control Termination” means, with respect to Executive, any of the following events:

(1)	On or within two years after a Change of Control, Termination of Executive’s Employment by Ceridian for any reason other than (A) fraud, (B) theft or embezzlement of Ceridian assets, (C) conviction of a crime involving moral turpitude, or (D) failure to follow Ceridian’s conduct and ethics policies;

(2)	On or within two years after a Change of Control, Termination of Executive’s Employment by Executive for Good Reason; or

(3)	A Termination of Executive’s Employment by Ceridian other than for the reasons described in clauses (A) through (D) of Section 7.01(d)(1) during the pendency of a Potential Change of Control and Executive reasonably demonstrates that such termination was at the request or direction of a person or entity who has entered into an agreement, the consummation of which would result in a Change of Control, or is otherwise in connection with or in anticipation of a Change of Control (whether or not a Change of Control ever occurs). For purposes of this Agreement, in the event of a termination described in the preceding sentence, a Change of Control will be deemed to have occurred immediately prior to the Termination of Executive’s Employment for purposes of this Agreement.

A Change of Control Termination by Executive shall not, however, include termination by reason of death or Disability. A Termination of Executive’s Employment by Ceridian shall not constitute a termination described in clauses (A) through (D) of Section 7.01(d)(1) unless (i) there has been delivered to Executive by the Board, at least 10 days prior to such termination, a written notice which specifically identifies conduct described in clauses (A), (B), (C) or (D) of Section 7.01(d)(1) in which the Board believes Executive has engaged and (ii) the Board has duly adopted a resolution, by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct described in clauses (A), (B), (C) or (D) of Section 7.01(d)(1), and specifying the particulars thereof in detail.

(e)	“Other Agreements” means any agreement, contract or understanding heretofore or hereafter entered into between Executive and Ceridian for the direct or indirect provision of compensation to Executive.

(f)	“Potential Change of Control” shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred: (A) Parent Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (B) Parent Corporation or any person or entity publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; (C) any person becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent Corporation representing 15% or more of either the then outstanding shares of common stock of Parent Corporation or the combined voting power of Parent Corporation’s then outstanding securities; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.

7.02	Termination by Executive. The termination of Executive’s employment as described in Section 7.01(d)(2) shall be accomplished by, and effective upon, Executive giving written notice to Ceridian of Executive’s decision to terminate. Except as otherwise expressly provided in this Agreement, upon the exercise of said right, all obligations and duties of Executive under this Agreement shall be of no further force and effect.

7.03	Change of Control Termination Payment.

(a)	In the event of a Change of Control Termination, Ceridian shall, within five days of such termination, make a lump sum payment to Executive in an amount equal to three times the sum of (1) and (2) below:

(1)	one year of Base Salary at the rate in effect at the time of Executive’s termination (without giving effect to any reduction in Base Salary constituting Good Reason); and

(2)	the bonus, if any, that Executive would have earned under all applicable Ceridian bonus plans for the year in which the termination occurs had “superior” goals been achieved (without giving effect to any reduction in bonus opportunity constituting Good Reason).

(b)	In the event of a Change of Control Termination, Ceridian shall also pay to Executive, along with the lump sum severance payment described in Section

7.03(a), a prorated portion of Executive’s bonus compensation for the fiscal year in which the Change of Control Termination occurs (assuming that any applicable performance objectives were achieved at the “target” level of performance and without giving effect to any reduction in bonus opportunity constituting Good Reason) calculated by multiplying (A) the maximum achievable amount of such bonus compensation by (B) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator of which is 365.

(c)	In the event of a Change of Control Termination, Executive shall be entitled to continued medical and dental coverage in accordance with Section 7.06.

(d)	Following a Change of Control Termination, Ceridian shall provide Executive with reasonable executive-level outplacement services, not to exceed $20,000, for a period of up to 24 months (or if earlier, until the first acceptance by Executive of an offer of employment), to be provided through Executive’s preferred provider of such services. Following a Change of Control Termination, Ceridian shall reimburse Executive for all customary relocation expenses actually incurred by Executive in one move out of the Executive’s state of residence within the one-year period following such Change of Control Termination, provided such move is necessitated by Executive’s acceptance of an offer of employment.

(e)	In the event of a Change of Control Termination, all outstanding Ceridian options and other equity awards held by Executive shall become fully vested and exercisable and, if applicable, free from all restrictions.

(f)	The payments and benefits described in this Article VII shall be conditioned upon Executive executing (and not effectively rescinding) a release of claims against Ceridian substantially identical to that attached as Exhibit A hereto.

7.04	Interest. In the event Ceridian does not make timely payment in full of the Change of Control Termination Payment described in Section 7.03, Executive shall be entitled to receive interest on any unpaid amount at the lower of: (a) the prime rate of interest (or such comparable index as may be adopted) established from time to time by the Bank of America National Trust and Savings Association, New York, New York or its successor in interest; or (b) the maximum rate permitted under Section 280G(d)(4) of the Internal Revenue Code.

7.05	Attorneys’ Fees. In the event Executive incurs any legal expense to enforce or defend his or her rights under this Article VII of this Agreement, or to recover damages for breach thereof, Executive shall be entitled to recover from Ceridian any expenses for attorneys’ fees and disbursements incurred. Such payments shall be made within five (5) business days after delivery of Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as Ceridian reasonably may require.

7.06

Benefits Continuation. In the event of a Change of Control Termination, Executive shall, until age 65, be entitled to receive from Ceridian medical and dental insurance coverage (excluding short term and long term disability insurance) substantially equivalent to the coverage Executive had on the day immediately prior to the Change of Control, including coverage then in effect for Executive’s spouse and dependents. During any statutory notice period required under applicable provincial employment standards legislation Ceridian shall continue to provide medical and dental coverage under one or more of Ceridian’s group medical and dental plans as if Executive were still employed, and Executive shall be required to pay no more for such insurance coverage than Executive would be required to pay had Executive continued in active employment with Ceridian. From the expiration of the statutory notice period until Executive’s attainment of age 65, Ceridian shall use its reasonable best efforts to continue group coverage on the same terms; provided, however, that if Ceridian determines that such continued coverage under its group medical and dental plans after the statutory notice period is not permitted by its insurance carriers, Ceridian shall have the right to discontinue such coverage and use its best reasonable efforts to obtain for Executive, his spouse and his dependants comparable individual coverage at comparable rates. Ceridian shall reimburse Executive for the cost of such individual insurance coverage up to the amount Ceridian would be required to pay under Ceridian’s group plans had Executive continued in active employment with Ceridian, and Executive shall be responsible for all additional costs, if any.

7.07	Mitigation; Offset. Following a Change of Control Termination, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by pursuant to this Article VII. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Parent Corporation, any Subsidiary or otherwise.

ARTICLE VIII

GENERAL PROVISIONS

8.01	No Adequate Remedy. The parties declare that it is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement and therefore injunctive relief is appropriate. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

8.02	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Parent Corporation and each Subsidiary, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Ceridian, and any such successor or assign shall absolutely and unconditionally assume all of Ceridian’s obligations hereunder.

8.03	Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address:

(a)	Ceridian Canada Ltd.

c/o Ceridian Corporation

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425-1640

Attention: Office of General Counsel

(b)	In the case of Executive shall be:

At the address listed on the last page of this Agreement.

Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

8.04	Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

8.05	Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose. The parties hereto expressly recognize and agree that the implementation of this Governing Law provision is essential in light of the fact that Parent Corporation’s corporate headquarters and its principal executive offices are located within the State of Minnesota, and there is a critical need for uniformity in the interpretation and enforcement of the employment agreements between Ceridian and its senior executives.

8.06	Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.07	Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

8.08	Modification. Any changes or amendments to this Agreement must be in writing and signed by both parties.

8.09	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment or Change of Control agreements or understandings of the parties hereto with respect to such subject matter, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE		CERIDIAN CORPORATION

	/s/ James Burns	By:	/s/ Gary M. Nelson
	James Burns		Gary M. Nelson
Title:	Executive Vice President and President, Ceridian International		Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

[Address]

Exhibit A

RELEASE

I, James Burns, in consideration of the payments of $            subject to appropriate withholding, which includes compensation to which I would not be otherwise entitled, do, except as specifically provided below, hereby fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind which I have or may have against Ceridian Canada Ltd., Ceridian Corporation, their predecessors, successors, subsidiaries and affiliates and all past and present members of the Board of Directors, officers, employees and agents of those persons and companies (“Ceridian”) arising out of any actions, conduct, decisions, behavior or events occurring up to the date of my execution of this Release.

I understand and accept that this Release specifically covers but is not limited to any and all claims, complaints, causes of action or demands which I have or may have against the above-referenced released parties relating in any way to the terms, conditions and circumstances of my employment up to the date of my signature below, any form of employment discrimination prohibited under any state or province’s human rights act, Title VII of the Federal Civil Rights Act of 1964 and the Federal Age Discrimination in Employment Act. I further represent that Ceridian has complied with the Ontario Human Rights Code or other applicable provincial human rights legislation (the “Code”) in respect of my employment and/or the termination of such employment and I have no complaint against Ceridian under the Code. I further understand that this Release extends to but is not limited to all claims which I may have based on applicable employment standards legislation, statutory or common law claims for negligence or other breach of duty, wrongful discharge or dismissal, breach of contract, breach of any express or implied promise, misrepresentation, fraud, retaliation, breach of public policy, infliction of emotional distress, defamation, promissory estoppel, failure to pay wages or any other theory, whether legal or equitable. Notwithstanding the foregoing, I do not waive my rights to (i) enforce the performance by Ceridian of its obligations under the Executive Employment Agreement between myself and Ceridian (including, without limitation, the obligation to make the payments and provide the benefits described in Article VII thereof if applicable), (ii) any pension or other employee benefits payable pursuant to the terms of the applicable plans of Ceridian or any affiliate, which benefits shall be paid or provided in accordance with the terms of such plans or (iii) indemnification from Ceridian with respect to my service with Ceridian, whether provided pursuant to Ceridian’s bylaws or otherwise.

Nothing contained herein, however, shall be construed to prohibit me from filing a charge with the Equal Employment Opportunity Commission, but my release includes a release of my right to file a court action or to seek individual remedies or damages in any Equal Employment Opportunity Commission-filed court action, and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such a charge.

I agree that my only remedy for any dispute I have about the enforceability of this Release shall be to submit that dispute to final and binding arbitration in accordance with the rules of the American Arbitration Association. Ceridian and I agree that I must send written

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notice of any claim to Ceridian by certified mail, return receipt requested. Written notice to Ceridian shall be sent to its Secretary at 3311 East Old Shakopee Road, Minneapolis, MN 55425-1640.

I understand that I may rescind this Release if I do so in writing, delivered by certified mail, return receipt requested, to Office of the General Counsel, Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, MN 55425-1640, within fifteen (15) calendar days of the date of my signature below. Upon the expiration of fifteen (15) calendar days from the date indicated below, if I have not rescinded this Release, then Ceridian Corporation shall promptly deliver to me the above-referenced payment, subject to appropriate withholding, this Release being contingent upon payment of that sum.

If sent by mail, the rescission must be:

•	Postmarked within the 15 calendar-day period;

•	Properly addressed to Ceridian; and

•	Sent by certified mail, return receipt requested.

By my signature below, I acknowledge that I fully understand and accept the terms of this Release, and I represent and agree that my signature is freely, voluntarily and knowingly given. I have had 21 days in which to consider this agreement. By my signature below, I further acknowledge that I have been provided a full opportunity to review and reflect on the terms of this Release and to seek the advice of legal counsel of my choice, which advice I have been encouraged to obtain.

If I do not execute this Release within 30 days after I receive it, the offer Ceridian has made for a payment herein is null and void and Ceridian’s only obligation to me is any notice, pay in lieu of notice or severance required by applicable employment standards legislation, if any.

Date:
James Burns

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